Exhibit 4.4(b)

MYLAN INC.,
as Issuer,

MYLAN N.V.
as Parent

and
THE BANK OF NEW YORK MELLON,
as Trustee
______________________________
SECOND SUPPLEMENTAL INDENTURE
DATED as of March 12, 2015
TO THE INDENTURE
DATED as of JUNE 25, 2013
______________________________
1.800% SENIOR NOTES DUE 2016
2.600% SENIOR NOTES DUE 2018

          Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 12, 2015, among Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (the “Parent”), Mylan Inc., a Pennsylvania corporation (the “Issuer”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
           WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of June 24, 2013, as amended, supplemented and modified by the First Supplemental Indenture dated as of February 27, 2015 (as so amended, supplemented and modified, the “Indenture”), providing for the issuance of 1.800% Senior Notes due 2016 and 2.600% Senior Notes due 2018 (together, the “Notes”);
WHEREAS, pursuant to Section 8.02 of the Indenture, the Issuer and the Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes of a series (the “Majority Holders”), enter into a supplement to the Indenture to modify or amend the provisions of the Indenture with respect to such series of Notes;
              WHEREAS, the Majority Holders of each series of Notes, on or prior to the date hereof, have delivered (and not revoked) their consents to the amendments to the provisions of the Indenture (the “Amendments”) set forth herein; and
WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Issuer and the Parent have duly determined to execute and deliver to the Trustee this Supplemental Indenture.
           NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Reports to Holders. Section 4.03 of the Indenture is hereby amended and restated in its entirety as follows:
Section 4.03. Reports to Holders.
(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections; provided, however, that (1) the Company will not be required to provide the Trustee with any such information, documents and reports that are filed with the Commission and (2) the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that if the Commission does not permit such filings, the Company will be required to provide to Holders any such information, documents or reports that are not so filed. The Company will also comply with the other provisions of TIA Section 314(a), including the provision of the compliance certificate under TIA Section 314(a)(4), which compliance certificate shall be delivered to the Trustee, commencing with the year 2014.
(b) Notwithstanding anything herein to the contrary, in the event that the Company fails to comply with its obligation to file or provide such information, documents and reports as required hereunder, the Company will be deemed to have cured such Default for purposes of Section 6.01(4) hereof upon the filing or provision of all such information, documents and reports required hereunder prior to the expiration of 120 days after written notice to the Company of such failure from the Trustee or the Holders of at least 25% of the principal amount of the applicable series of Notes.

(c) For so long as any Restricted Notes are outstanding, the Company agrees that, in order to render such Restricted Notes eligible for resale pursuant to Rule 144A under the Securities Act, it will make available, upon request, to any Holder of Restricted Notes or prospective purchasers of Restricted Notes the information specified in Rule 144A(d)(4), unless the Company furnishes such information to the Commission pursuant to Section 13 or 15(d) of the Exchange Act.
Notwithstanding the foregoing, the information, documents and reports required by this Section 4.03 may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company so long as such parent entity fully and unconditionally guarantees, by execution of a supplemental indenture, the obligations of the Company in respect of the Notes and such parent entity and the Company comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision).
3.Trustee Not Responsible for Recitals. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of, this Supplemental Indenture or for or in respect of the correctness of the recitals contained herein, all of which recitals are made solely by the Issuer and Parent.
4.Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
5.THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE GUARANTEE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.
7.Confirmation of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect, except as supplemented and amended hereby.
8.Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.Successors and Assigns. All agreements in this Supplemental Indenture made by the Issuer, the Parent or the Trustee will bind their respective successors.
10.Separability Clause. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

MYLAN INC.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

MYLAN N.V.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

Signature Page to Second Supplemental Indenture to June 2013 Indenture

THE BANK OF NEW YORK MELLON, as Trustee,

By:	/s/ Jonathan Glover
Name:	Jonathan Glover
Title:	Vice President

Signature Page to Second Supplemental Indenture to June 2013 Indenture